Exhibit 4.1

July 29, 2009

Computershare Trust Company, N.A.

525 Washington Boulevard

Jersey City, NJ 07310

Attention: Adela Forsyth

Mellon Investor Services LLC

Newport Office Center VII

480 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Relationship Manager

Re:	Notice of Removal of Rights Agent and Appointment of Successor Rights Agent and Amendment No. 1 to the Rights Agreement (this “Notice and Amendment”)

Ladies and Gentlemen:

1. Reference is made to the Rights Agreement (the “Rights Agreement”), dated as of August 15, 2000, by and between The Dun & Bradstreet Corporation, formerly known as The New D&B Corporation (the “Company”) and Computershare Trust Company, N.A., f/k/a EquiServe Trust Company, N.A. (“Computershare”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Rights Agreement.

2. In accordance with Section 21 of the Rights Agreement, the Company hereby:

(a) provides notice to Computershare of Computershare’s removal as Rights Agent under the terms of the Rights Agreement, and Computershare hereby accepts and agrees to such removal, effective October 5, 2009, and waives any and all time periods, notice and other delivery or similar requirements for its removal as Rights Agent by its countersignature to this Notice and Amendment in the space provided below; and

(b) appoints Mellon Investor Services LLC (“Mellon”) as successor Rights Agent, to act as agent for the Company in accordance with the terms and conditions of the Rights Agreement, and by its countersignature to this Notice and Amendment in the space provided below, Mellon hereby accepts such appointment, effective October 5, 2009, and hereby certifies that it complies with the requirements of a successor Rights Agent set forth in Section 21 of the Rights Agreement.

3. In accordance with the terms of Section 27 of the Rights Agreement, the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows, effective October 5, 2009, and Mellon, by its countersignature to this Notice and Amendment in the space provided below, hereby agrees to the following amendments to the Rights Agreement, effective October 5, 2009:

(a) Global Amendments.

(i) The Rights Agreement is hereby amended by deleting any and all references to “EquiServe Trust Company, N.A.” and substituting therefor “Mellon Investor Services LLC”.

(ii) The Rights Agreement is hereby amended by deleting any reference to the “gross negligence, bad faith or willful misconduct” of the Rights Agent and replacing it with a reference to the “gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction” of the Rights Agent.

4. Amendment to Section 1: The definition of “Business Day” is hereby amended by deleting the phrase “in which the principal office of the Rights Agent is located” and inserting the phrase “of New York” in its place.

5. Amendment to Section 2: Section 2 of the Rights Agreement is hereby amended by deleting the phrase “and the holders of the Rights (who, in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Stock)” from the first sentence of that Section.

6. Amendment to Section 3(a).

(a) Section 3(a) of the Rights Agreement is hereby amended by inserting the phrase “and provided with all necessary information” after the phrase “and the Rights Agent will, if requested” in the second sentence of that Section.

(b) Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentences as the last sentences of that Section:

“The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the next Business Day. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.”

7. Amendment to Section 3(b): Section 3(b) of the Rights Agreement is hereby amended by deleting the phrase “the following legend” and inserting the phrase “a legend in substantially the following form” in its place in the fifth sentence of that Section.

8. Amendment to Section 6(a): Section 6(a) of the Rights Agreement is hereby amended by inserting the following sentence as the last sentence of that Section:

“The Rights Agent shall have no duty or obligation under any Section of this Agreement unless and until it is satisfied that any and all taxes and/or charges required under the terms of the Rights Agreement to be paid have been paid in full.”

9. Amendment to Section 6(b): Section 6(b) of the Rights Agreement is hereby amended by deleting the word “reasonably” and the phrase “, at the Company’s request,” from the phrase “of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent”.

10. Amendment to Section 7(e): Section 7(e) of the Rights Agreement is hereby amended by adding the phrase “or the Rights Agent” after the phrase “as the Company”.

11. Amendment to Section 9(e): Section 9(e) of the Rights Agreement is hereby amended by inserting the phrase “or the Rights Agent’s” before the phrase “reasonable satisfaction that no such tax is due”.

12. Amendment to Section 14(d): Section 14(d) of the Rights Agreement is hereby amended by inserting following sentences as the last sentences of that Section:

“Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for, fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and such monies.”

13. Amendment to Section 18(a). Section 18(a) of the Rights Agreement is hereby amended by (i) inserting the phrase “preparation, delivery, amendment,” before the phrase “administration and execution” in the first sentence of that Section; and (ii) deleting the phrase “or expense” and inserting the phrase “damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel)” and inserting the phrase “, exercise, performance” before the phrase “and administration of this Rights Agreement” in the second sentence of that Section.

14. Amendment to Section 18(b). Section 18(b) of the Rights Agreement is hereby amended by inserting the following sentences as the last sentences of that Section:

“The Company shall give prompt written notice to the Rights Agent any time the Company elects to defer issuance or is obligated to provide notice or make an announcement to the Rights holders pursuant to the terms of the Rights Agreement. The Rights Agent shall not be deemed to have knowledge of, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection with, any event for which the Company is required to provide notice unless and until the Rights Agent has received such written notice. The provisions of this Section 18 and Section 20 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.”

15. Amendment to Section 19(a). Section 19(a) of the Rights Agreement is hereby amended by replacing all references to “corporation” with “Person” and deleting the phrase “stock transfer or corporate trust powers” and inserting the phrase “shareholder services business” in its place in the first sentence of that Section.

16. Amendment to Section 20.

(a) Section 20 of the Rights Agreement is hereby amended by inserting the phrase “expressly” before the phrase “imposed by this Rights Agreement” in the first sentence of that Section.

(b) Section 20 of the Rights Agreement is hereby amended by inserting the following as a new Section 20(k):

“(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of its rights hereunder if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.”

17. Amendment to Section 20(a). Section 20(a) of the Rights Agreement is hereby amended by inserting the phrase “advice or” before the phrase “opinion” in both places where such phrase appears.

18. Amendment to Section 20(c). Section 20(c) is hereby amended by adding the following sentences as the last sentences of that Section:

“Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.”

19. Amendment to Section 21. Section 21 of the Rights Agreement is hereby amended by replacing all references to “corporation” with “Person.”

20. Amendment to Section 26. Section 26 of the Rights Agreement is hereby amended by deleting the phrase “EquiServe Trust Company, N.A. 525 Washington Boulevard Jersey City, NJ 07310 Attn: Craig Broomfield” and replacing it with the following:

“Mellon Investor Services LLC

Newport Office Center VII

480 Washington Boulevard

Jersey City, New Jersey 07310

Attention: Relationship Manager

with a copy to:

Mellon Investor Services LLC

Newport Office Center VII

480 Washington Boulevard

Jersey City, New Jersey 07310

Attention: General Counsel”

21. Amendment to Section 27. Section 27 of the Rights Agreement is hereby amended by deleting the last sentence of that Section in its entirety and replacing it with the following:

“Upon the delivery of a certificate from an appropriate officer of the Company which states that the supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided, however, that the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement.”

22. Amendment to Section 30. Section 30 of the Rights Agreement is hereby amended by inserting the following sentence as the last sentence of that Section:

“The Rights Agent is entitled always to assume the Company’s Board of Directors acted in good faith and shall be fully protected and incur no liability in reliance thereon.”

23. This Notice and Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State, except that all provisions regarding the rights, duties and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

24. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Notice and Amendment, but shall remain in full force and effect.

25. This Notice and Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

26. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to Computershare and to Mellon that this Notice and Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Notice and Amendment has been duly executed by the Company, Computershare and Mellon.

THE DUN & BRADSTREET CORPORATION

By:	/s/ Jeffrey S. Hurwitz
	Name:	Jeffrey S. Hurwitz
	Title:	SVP, General Counsel & Corporate Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia
	Name:	Dennis V. Moccia
	Title:	Manager, Contract Administration

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ John I. Sivertsen
	Name:	John I. Sivertsen
	Title:	Vice President